Exhibit 6.39

Art Purchase Agreement

ART PURCHASE AGREEMENT

Contract Number [***]

Artist:	Elaine de Kooning (the “Work”)
Title:	Untitled
Medium:	Oil on masonite
Size:	36 x 48 in. (91.4 x 121.9 cm) c.
Date:	1960

THIS ART PURCHASE AGREEMENT (this “Purchase Agreement”) is made and entered into this 2nd day of July, 2026 (the “Effective Date”), by and between [***] an individual with an address at [***] (“Seller”), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 1 World Trade Center, 57th floor, New York, New York 10007 (“Agent”). Seller is the sole legal and beneficial owner of the work of art described above (the “Work”), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC (“Buyer”), and has the exclusive authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement. Notwithstanding any material provision in this Purchase Agreement, Seller authorizes Ivorian-Jones Fine Art LLC (the “Intermediary”) to make any and all logistical decisions regarding the Artwork that do not involve the rights or responsibilities of the parties.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is Three Hundred Thousand U.S. Dollars (USD $300,000) (the “Purchase Price”). For the purposes of this Purchase Agreement, the “Closing Date” shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller and the “Closing” shall mean the time such payment is remitted by Buyer and title to the Work is vested in Buyer. The full Purchase Price shall be paid no later than sixty (60) calendar days from the Effective Date.

2.2 The obligation to pay the Purchase Price is expressly conditioned on Buyer’s ability to inspect the Work on or prior to the Closing Date pursuant to Section 5 of this Purchase Agreement. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller.

2.3. If the Purchase Price is not received in full, cleared funds by the Seller within sixty (60) calendar days from the Effective Date, Seller has the right (but not the obligation) to cancel the sale of the Work upon written notice by the Seller or the Intermediary to the Agent (email notice to [***] being sufficient), provided that Agent shall have five (5) business days following receipt of such written notice to cure such non-payment in full before the sale cancellation goes into effect. In the event the Seller elects to cancel the sale of the Work pursuant to and in accordance with this Section 2.3, the Agent and Buyer shall: (i) no longer have any right to purchase the Work or any other claims to or interests in the Work; and (ii) be deemed to have irrevocably released the Seller from any and all liability or claims for monies paid by the Agent or Buyer or specific performance under this Purchase Agreement; and (iii) have no further obligation to pay any commissions or fees in connection with the acquisition of the Work, including without limitation the Introductory Commission. In the event of such cancellation, Seller shall also be deemed to have irrevocably released Agent and Buyer from any and all obligations relating to the acquisition of the Work.

Art Purchase Agreement

3. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations, warranties and covenants, Seller, as owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date and agrees with Agent and Buyer that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit C to this Purchase Agreement, and, subject to receipt by the Seller of the Purchase Price, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims or the assertion of any Claims by any person, whether or not valid.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work. Seller has provided Agent with all information in Seller’s knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is as of the Effective Date, and shall be upon inspection of the Work by Buyer and shipment from the Storage Location (as defined below) and inspection of the Work prior to packing for shipment and at the Closing, as stated in the condition report attached hereto and incorporated by reference as Exhibit A (the “Condition Report”). Prior to packing for shipment from the Storage Location, Buyer is entitled to request that the Work be inspected and a condition report prepared at the expense of the Agent, to confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report prior to shipment from the Storage Location, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion by written notice to Seller (with a copy of such notice to the Intermediary).

3.1.7. To the best of Seller’s knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller hereby confirms that there is no additional ultimate beneficial owner of a 25% or greater interest in the Work (a “Beneficial Owner”) and confirms that Seller (as the sole Beneficial Owner) is based in the United States and is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9. If a certificate of authenticity or other similar documentary or other evidence of ownership (collectively, a “Certificate”) exists with respect to the Work and Seller is in the actual or constructive possession of the Certificate, Seller will furnish evidence of such Certificate to Agent prior to any payment.

Art Purchase Agreement

3.1.10. If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.1.11. Seller represents and warrants that they have full legal capacity to enter into this Purchase Agreement, is of sound mind, and is not acting under duress or undue influence.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the actual breach by Seller of any provision of this Purchase Agreement, or the actual breach of any representation or warranty by Seller contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and the release of the Work to the shippers for delivery of the Work to the Buyer at the Delivery Location. Notwithstanding anything to the contrary herein, Seller’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.4 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. REPRESENTATIONS, WARRANTIES, AND COVENANTS OF AGENT.

4.1. To induce Seller to enter into this Purchase Agreement, and acknowledging that Seller is relying on each and all of the following representations, warranties and covenants, the Agent (on its own behalf and on behalf of the Buyer as its duly authorized agent) represents and warrants to Seller on the Effective Date and on the Closing Date and agrees with Seller (on its own behalf and on behalf of the Buyer as its duly authorized agent) that:

4.1.1. Agent, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, to purchase the Work for, and on behalf of, Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

4.1.2. The Agent has been duly authorized by the Buyer as its agent to enter into this Purchase Agreement on behalf of the Buyer, and the Agent has shown and received the Buyer’s approval of the terms of this Purchase Agreement and the documents and instruments attached hereto as Exhibits.

4.1.3. The Purchase Price funds are not and will not be directly or indirectly derived from activities that violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Neither Agent nor Buyer, nor any person controlling, controlled by, or under common control with it, nor any person having a beneficial interest in it, is an individual, organization, or entity is as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

4.1.4. If, at any time prior to the Closing, Agent shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 4 false or materially inaccurate as of the Effective Date or the Closing Date, Agent shall promptly notify Seller in writing of such fact(s) or circumstance(s).

4.2. Agent, on its own behalf and on behalf of the Buyer, does hereby agree to indemnify, defend and hold Seller free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Seller as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Seller arising by reason of, or in connection with, the actual breach by Agent or Buyer of any provision of this Purchase Agreement, including the actual breach of any representation or warranty by Agent or Buyer contained in this Purchase Agreement.

4.3. The benefits of the representations, warranties, covenants and indemnities contained in Section 4 of this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation release of the Work to the shippers at the Storage Location for shipment of the Work to the Delivery Location. It shall be a condition precedent to Seller’s obligations that Agent’s representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and release of the Work to the shippers at the Storage Location for shipment of the Work to the Delivery Location.

Art Purchase Agreement

5. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at [***] (the “Storage Location”) on May 28, 2026. Buyer shall be entitled, at its sole expense, to inspect the Work at least one additional time in accordance with Section 3.1.6. to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. Prior to the packing and shipment of the Work to the Delivery Location, the Buyer shall inspect the Work and confirm that the condition of the Work matches the condition reflected in the Condition Report.

6. STORAGE AND CARE OF THE WORK.

6.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 9.1 below), Seller shall store the Work at the Storage Location. Seller shall not otherwise relocate the Work, unless agreed upon under separate cover.

6.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is picked up for delivery to the Delivery Location, it being understood that the Storage Location satisfies such requirements. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent except in the event of an emergency to prevent damage to the Work. Seller or Intermediary shall notify Agent within twenty-four (24) hours of any emergency conservation or restoration.

7. INSURANCE & RISK OF LOSS. Seller shall arrange and pay for the Work to be insured under Seller’s fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) payment by Buyer of the amount due on the Closing Date; and (ii) shipment of the Work from the Storage Location. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage. For the avoidance of doubt, Buyer shall arrange and pay for all-risks transit insurance covering the Work from the Storage Location to the Delivery Location.

8. TITLE. On the Closing Date, Seller hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any Certificate or other evidence of title or authenticity in the actual or constructive possession of Seller (if applicable).

9. DELIVERY AND EXPENSES.

9.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent’s account at Delaware Freeport, located at 315 Ruthar Drive, Newark, DE 19711 (the “Delivery Location”).

9.2. Seller shall pay all costs related to and shall be responsible for storing and insuring the Work while at the Storage Location. Seller shall pay all costs related to and shall be responsible for arranging the packing and shipping of the Work from the Storage Location to the Delivery Location and shall be responsible for all costs and expenses relating to such relocation of the Work. For the avoidance of doubt, Agent shall be responsible for and shall pay prior to shipment of the Work the cost of any new crating materials required for shipment of the Work.

10. THIRD-PARTY COMMISSIONS.

10.1 Agent agrees to pay an Introductory Commission (the “Introductory Commission”) to the Intermediary in the amount of $47,000 on the Closing Date under separate cover.

10.2 Other than the Introductory Commission detailed in Section 10.1, neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement and Seller shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

Art Purchase Agreement

11. TERMINATION.

11.1 Buyer shall have the right to terminate this Purchase Agreement prior to the Closing in the event of: (i) a material breach by Seller of any of the covenants or obligations of Seller under this Purchase Agreement; or (ii) the falsity or material inaccuracy of any of Seller’s representations or warranties contained in this Purchase Agreement including without limitation Section 3.1.5 (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date).

11.2 In the event of termination as set forth above, then Seller shall within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller or Seller’s designated agents in the same condition as it was received by the shipper who delivered the Work to the Delivery Location, unless prevented by law from doing so.

11.3 For the purposes of this Section 11, “Buyer” shall refer to Buyer, and Agent on behalf of Buyer.

12. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. For the avoidance of doubt, the representations, warranties, covenants and indemnities of Seller contained herein shall be binding upon Seller’s heirs, executors, administrators, legal representatives and successors, and shall survive Seller’s death or incapacity. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York, and the parties hereby consent to such venue and jurisdiction without objection. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties hereto agree that in no event will either party be liable under any circumstances to the other party for special, indirect, punitive, incidental, exemplary or consequential damages or losses resulting from or arising out of this Purchase Agreement.

SIGNATURE PAGE TO FOLLOW

Art Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

BY: [***]

AGENT:

MASTERWORKS GALLERY,
LLC, in its own capacity and as
duly authorized agent of Buyer

BY: [***]
ITS:

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

July 2nd, 2026

Buyer:

Masterworks Gallery, LLC Delivery Address: as agent for Masterworks Cayman SPC, Delaware Freeport acting on behalf of its Gallery Segregated Portfolio 315 Ruthar Drive 1 World Trade Center, 57th Floor Newark, DE 19711 New York, NY 10007

Seller:

[***]

Artwork:

Elaine de Kooning

Untitled
c. 1960
Oil on masonite
36 x 48 in. (91.4 x 121.9 cm)

Total Due: USD $300,000* Full payment due within sixty (60) calendar days from the Effective Date.

*Seller and Buyer acknowledge that the sale is subject to the terms of that certain Art Purchase Agreement [***] executed by parties dated July 2nd, 2026.

A designated representative on behalf of Masterworks Gallery, LLC will reach out to verbally confirm wire instructions prior to payment.

SELLER:	AGENT:

BY: [***]	MASTERWORKS GALLERY, LLC, in its own capacity and as duly authorized agent of Buyer

BY: [***]

EXHIBIT C

BILL OF SALE

Sold by:	[***]	(“Seller”)
[***]

Sold to:	Gallery Segregated Portfolio	(“Buyer”)
Masterworks Cayman, SPC
1 World Trade Center, 57th floor
New York, New York 10007

Artist:	Elaine de Kooning	(the “Work”)
Title:	Untitled
Medium:	Oil on masonite
Size:	36 x 48 in. (91.4 x 121.9 cm) c.
Date:	1960

NY Sales Tax: None Withheld; Delaware Delivery

Purchase Price: USD $300,000

For value received, subject only to Seller’s receipt of the above-referenced Purchase Price in full, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. [***] by and between Seller and Masterworks Gallery, LLC dated July 2, 2026, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety. By delivery hereof, the undersigned affirms that such conditions remain valid and enforceable in accordance with the term of the Purchase Agreement.

SELLER:

[***]

BY: [***]